DYNCORP INTERNATIONAL INC.


                                LOCK-UP AGREEMENT

August 4, 2009

GOLDMAN, SACHS & CO.
CREDIT SUISSE SECURITIES (USA) LLC
     As representatives of the Several Underwriters
     named in Schedule A hereto,
     c/o Goldman, Sachs & Co.
         85 Broad Street,
         New York, New York  10004

         Re:  DYNCORP INTERNATIONAL INC. - LOCK-UP AGREEMENT

Ladies and Gentlemen:

          The undersigned understands that you, as representatives (the "REPRESENTATIVES"), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the "UNDERWRITERS"), with DynCorp International Inc., a Delaware corporation (the "COMPANY"), and the undersigned, a Delaware limited liability company (the "SELLING STOCKHOLDER") providing for a public offering of Class A common stock, par value $.01 per share, of the Company (the "SECURITIES") pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "SEC").

          In consideration of the agreement by the Underwriters to offer and sell the Securities, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, except as contemplated in the final prospectus used to sell the Securities, during the period beginning from the date hereof and continuing to and including the date 90 days after the date of the final prospectus covering the public offering of the Securities (the "LOCK-UP PERIOD"), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Class A common stock of the Company, or any options or warrants to purchase any shares of Class A common stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Class A common stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the "UNDERSIGNED'S SECURITIES"); PROVIDED, HOWEVER, that if (i) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or announces material news or a material event or (ii) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 15-day period following the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless such extension is waived in writing by the Representatives.

          The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned's Securities even if such Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned's Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such Securities.

          Notwithstanding the foregoing, the undersigned may (a) transfer the Undersigned's Securities (i) as a BONA FIDE gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) with the prior written consent of the Representatives on behalf of the Underwriters, provided that in the case of the foregoing clauses (i) and (ii), no filing by any party (donor, donee, transferor, transferee, trust or trustee) under the Securities Exchange Act of 1934, as amended, shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the Lock-Up Period); (b) enter into and establish a Rule 10b5-1 or similar plan, and the selling stockholder or the Company may publicly announce the entry into and establishment thereof, provided that in no event shall any sale of any shares of Securities pursuant to the terms thereof occur prior to the expiration of the Lock-Up Period; or (c) offer or sell Securities or securities convertible into or exchangeable or exercisable for any shares of Securities in connection with any acquisition of the Company by another business or entity in which all of the stockholders of the Company's Class A common stock are entitled to participate. In addition, notwithstanding the foregoing, the undersigned may transfer the capital stock of the Company or securities convertible into or exchangeable or exercisable for any Securities to any wholly-owned subsidiary; PROVIDED, HOWEVER, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Lock-Up Agreement and there shall be no further transfer of such capital stock except in accordance with this Lock-Up Agreement, and PROVIDED, FURTHER that any such transfer shall not involve a disposition for value. The undersigned now has, and, except as contemplated by clauses (a) through (c) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned's Securities, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the Undersigned's Securities except in compliance with the foregoing restrictions. Notwithstanding the foregoing, in the event that (i) the offering is not consummated on or before September 15, 2009 or (ii) the Company withdraws the Registration Statement relating to the Securities, this Lock-Up Agreement shall terminate and its provisions shall be of no further force and effect.

                       [REMAINDER OF THIS PAGE LEFT BLANK]

          The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors, and assigns.

                             Very truly yours,

                             DIV Holding LLC

                             By:  The Veritas Capital Fund II, L.P., its manager


                             By:  /s/ Robert B. McKeon
                                ------------------------
                                Name:   Robert B. McKeon
                                Title:  Chairman